news release

Media Contact:	Investor Contact:

JoAnna Schooler	Sujal Shah
610-712-1746 (office)	610-712-5471 (office)
908-283-4060 (cellular)	sujal@agere.com
jschooler@agere.com

AGERE SYSTEMS REPORTS RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2005

— Revenues increase sequentially in Storage, with strong shipments of read channels for small-form-factor drives and system-on-a-chip solutions for PC and consumer electronics applications
— Company reports sixth consecutive quarter of positive cash flow from operations

FOR RELEASE: TUESDAY, JANUARY 25, 2005

     ALLENTOWN, Pa. — Agere Systems (NYSE: AGR.A, AGR.B) today reported that revenues for the first quarter of fiscal 2005, ended December 31, 2004, were $410 million, at the high end of the guidance range provided by the company in October. The company’s revenues were $439 million in the September quarter and $516 million in the year-ago quarter.

     The company reported a GAAP net loss of $67 million, or $0.04 per share, including $60 million in net restructuring charges and related costs. For the September quarter, Agere reported a GAAP net loss of $127 million, or $0.07 per share, including $132 million in net restructuring and other charges. In the year-ago quarter, the company reported a GAAP net loss of $39 million, or $0.02 per share.

     Pro forma net loss was $8 million, or breakeven per share, in the December quarter, better than guidance, compared to pro forma net income of $6 million, or breakeven per share, in the September quarter, and pro forma net income of $28 million, or $0.02 per share, in the year-ago quarter.

     Pro forma net income excludes gain or loss from the sale of, and income or loss from, discontinued operations; restructuring-related charges included in costs, primarily increased depreciation; certain other non-cash charges; net restructuring and other charges; purchased in-process research and development charges; amortization of acquired intangible assets; net gain or loss from the sale of operating assets; certain tax

2

adjustments; cumulative effect of an accounting change and certain non-recurring charges.

     The company posted cash flow from operations, less capital expenditures, of $10 million, its sixth consecutive positive quarterly result. During the quarter, the company repaid an accounts receivable securitization facility that matured in October. Cash and cash in trust, less total debt, improved by $26 million to a total of $256 million from the September quarter, reflecting positive cash flow.

     “We achieved strong design win momentum in all areas of the business and we are pleased by our continued strength in storage where we increased shipments of read channels and system-on-a-chip solutions to key customers targeting PC and consumer electronics applications,” said John Dickson, president and CEO, Agere Systems. “Overall, we have positioned ourselves for future growth and we expect to increase revenues and improve profitability as we move beyond the March quarter into the second half of fiscal 2005.”

Revenue by Segment

	Quarter Ended
	Dec 31	Sep 30	Dec 31
	2004	2004	2003
Consumer Enterprise segment:
Storage	$166	$155	$176
Mobility	83	100	146
Enterprise and Networking	104	120	134

Consumer Enterprise segment	353	375	456
Telecommunications segment	57	64	60

	$410	$439	$516

Each segment includes revenue from the licensing of intellectual property.

Product and Customer Highlights

     Recent company highlights include:

•	Introduction of the industry’s first complete storage chip set for portable consumer electronics disk drives. The TrueStore® CE family includes a read channel, preamplifier, motor controller and hard disk controller optimized for the development of small, ultra-low-power, high-capacity drives used in media players, mobile phones, digital cameras and other handheld devices.

•	Announcement of the general availability of a dual-mode, W-EDGE baseband chip set and software combining 3G/UMTS and EDGE technologies for

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mass-market multimedia mobile phones. The Sceptre® HPU solution, which was sampled to lead customers last July, enables the continuous delivery of 3G services to consumers even when outside of UMTS network coverage.

•	Introduction of a Unified Media Framework that supports the rapid development across all platforms of mass-market, multimedia mobile phones capable of digital photo imaging, MPEG-4 video playback, and MP3 music without requiring an additional multimedia co-processor. Complete solutions are now available for customer samples.

•	Shipments to several original design manufacturers of the industry’s first single-chip, 48-port Gigabit Ethernet switching solution and the lowest power physical layer (PHY) device for enterprise networks.

•	Announcement of a new multi-standard platform for high-speed serial interfaces in storage and enterprise network products. This new serializer-deserializer (SerDes) platform, which supports 90 nanometer designs operating at 6.25 gigabits per second, enables manufacturers to create interface solutions across any serial standard, including Serial ATA, Serial-Attached SCSI (SAS), Fibre Channel and PCI Express.

•	Agreement with Digital 5, a leading provider of software for streaming multimedia, to deliver next-generation digital media server and network-attached storage solutions for the emerging digital home. These solutions will be available for customer samples this quarter.

•	Selection by Samsung for its Most Valued Partner Award during its Telecom Partner Day held in December. This is the third consecutive year that Samsung has named Agere as a top supplier.

Outlook

     In the March quarter, the company expects to report revenues in the range of $400 million to $420 million. The company expects GAAP net loss to be in the range of $0.03 to $0.05 per share, including restructuring-related items. Pro forma net loss is expected to be in the range of breakeven to a loss of $0.02 per share.

Earnings Webcast

     Agere Systems will host a conference call today at 8:30 a.m. EST to discuss its financial results and outlook. To listen to the conference call via the Internet, visit http://www.agere.com/webcast. Subsequent to the conference call, a replay will be

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available at the same web address. Supplemental financial information is also available on the company’s website at http://www.agere.com/webcast.

     Agere Systems is a global leader in semiconductors for storage, wireless data, and public and enterprise networks. The company’s chips and software power a broad range of computing and communications applications, from cell phones, PCs, PDAs, hard disk drives and gaming devices to the world’s most sophisticated wireless and wireline networks. Agere’s customers include top manufacturers of consumer electronics, communications and computing equipment. Agere’s products connect people to information and entertainment at home, at work and on the road — enabling the connected lifestyle.

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This release contains forward-looking statements based on information currently available to Agere. Agere’s actual results could differ materially from the results stated or implied by those forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, our reliance on major customers and suppliers, our ability to keep pace with technological change, our dependence on new product development, price and product competition, availability of manufacturing capacity, customer demand for our products and services, and general industry and market conditions. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended September 30, 2004. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Agere Systems Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in millions except per share amounts)

	Quarter Ended
	Dec 31	Sep 30	Dec 31
	2004	2004	2003
Revenue	$410	$439	$516
Costs	274	240	285

Gross profit — $	136	199	231
Gross profit — %	33.2%	45.3%	44.8%
Operating Expenses
Selling, general and administrative	55	62	76
Research and development	119	118	119
Amortization of acquired intangible assets	1	2	2
Purchased in-process research and development	—	—	13
Restructuring and other charges — net	14	132	47
Gain on sale of operating assets — net	(2)	(1)	(1)

Total operating expenses	187	313	256

Operating Income (Loss)	(51)	(114)	(25)
Other income (expense) — net	(2)	4	1
Interest expense	8	10	12

Income (loss) before provision for income taxes	(61)	(120)	(36)
Provision (benefit) for income taxes	6	7	3

Net Income (Loss)	$(67)	$(127)	$(39)

Basic and diluted income (loss) per share	$(0.04)	$(0.07)	$(0.02)

Weighted average shares outstanding—basic (in millions)	1,731	1,723	1,697

Weighted average shares outstanding—diluted (in millions)	1,731	1,723	1,697

Agere Systems Inc.
Unaudited Pro Forma Results of Operations
(Dollars in millions except per share amounts)

	Quarter Ended
	Dec 31	Sep 30	Dec 31
	2004	2004	2003
Revenue:
Consumer Enterprise:
Storage	$166	$155	$176
Mobility	83	100	146
Enterprise and Networking	104	120	134

Consumer Enterprise	353	375	456
Telecommunications	57	64	60

Total Revenue	410	439	516
Pro Forma Gross Profit — $
Consumer Enterprise	140	154	194
Telecommunications	42	45	43

Pro Forma Gross Profit — $	182	199	237
Pro Forma Gross Profit — %
Consumer Enterprise	39.7%	41.1%	42.5%
Telecommunications	73.7%	70.3%	71.7%
Pro Forma Gross Profit — %	44.4%	45.3%	45.9%
Operating Expenses Included in Pro Forma Results
Selling, general and administrative	55	62	76
Research and development	119	118	119

Total Pro Forma Operating Income (Loss)	8	19	42
Other income (expense) — net	(2)	4	1
Interest expense	8	10	12
Provision for income taxes	6	7	3

Pro Forma Net Income (Loss)	$(8)	$6	$28

Pro Forma Net Income (Loss) per share	$0.00	$0.00	$0.02

Weighted average shares outstanding—basic (in millions)	1,731	1,723	1,697

Weighted average shares outstanding—diluted (in millions)	1,731	1,723	1,697

Reconciliation of Pro Forma Gross Profit — $ to Gross Profit — $
Pro Forma Gross Profit — $	$182	$199	$237
Restructuring related charges, including increased depreciation	46	—	6

Gross Profit — $	$136	$199	$231

Reconciliation of Pro Forma Gross Profit — % to Gross Profit — %
Pro Forma Gross Profit — %	44.4%	45.3%	45.9%
Restructuring related charges, including increased depreciation	(11.2)%	(0.0)%	(1.1)%

Gross Profit — %	33.2%	45.3%	44.8%

Reconciliation of Pro Forma Operating Income (Loss) to Operating Income (Loss)
Pro Forma Operating Income (Loss)	$8	$19	$42
Restructuring related charges, including increased depreciation	46	—	6
Amortization of acquired intangible assets	1	2	2
Purchased in-process research and development	—	—	13
Restructuring and other charges — net	14	132	47
(Gain) loss on sale of operating assets — net	(2)	(1)	(1)

Operating Income (Loss)	$(51)	$(114)	$(25)

Reconciliation of Pro Forma Net Income (Loss) to Net Income (Loss)
Pro Forma Net Income (Loss)	$(8)	$6	$28
Restructuring related charges, including increased depreciation	46	—	6
Amortization of acquired intangible assets	1	2	2
Purchased in-process research and development	—	—	13
Restructuring and other charges — net	14	132	47
(Gain) loss on sale of operating assets — net	(2)	(1)	(1)

Net Income (Loss)	$(67)	$(127)	$(39)

Agere Systems Inc.
Unaudited Condensed Consolidated Balance Sheets
(Millions)

	Dec 31	Sep 30
	2004	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$686	$778
Cash held in trust	6	19
Trade receivables	205	285
Inventories	147	150
Other current assets	50	41

TOTAL CURRENT ASSETS	1,094	1,273
Property, plant and equipment — net	621	682
Goodwill	119	119
Acquired intangible assets — net	5	6
Other assets	153	192

TOTAL ASSETS	$1,992	$2,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$167	$195
Short-term debt	19	147
Other current liabilities	472	524

TOTAL CURRENT LIABILITIES	658	866
Long-term debt	417	420
Other liabilities	552	565

TOTAL LIABILITIES	1,627	1,851

STOCKHOLDERS’ EQUITY	365	421

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,992	$2,272

Agere Systems Inc.
Unaudited Cash Flow Measures
Three Months Ended December 31, 2004
(Millions)

		Restructuring
	Ongoing	and Related
	Operations	Activities	TOTAL
OPERATING ACTIVITIES
Gross profit (loss)	$182	$(46)	$136
Total operating expenses	173	14	187
Other income (expense) — net	(2)	—	(2)
Interest expense and income tax provision	14	—	14

Net loss	(7)	(60)	(67)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Restructuring expense — net of cash payments	—	(15)	(15)
Depreciation and amortization	48	35	83
Other operating activities	29	10	39

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	70	(30)	40
INVESTING ACTIVITIES
Capital expenditures	(28)	(2)	(30)
Other investing activities	15	—	15

NET CASH USED BY INVESTING ACTIVITIES	(13)	(2)	(15)

FINANCING ACTIVITIES
Other financing activities	(118)	—	(118)

NET CASH USED BY FINANCING ACTIVITIES	(118)	—	(118)

Effect of exchange rate changes on cash and cash equivalents	1	—	1

Net decrease in cash and cash equivalents	(60)	(32)	(92)

Cash and cash equivalents at beginning of period			778
Cash and cash equivalents at end of period			$686

Net Cash provided (used) by Operating Activities	$70	$(30)	$40
Capital Expenditures	(28)	(2)	(30)

Net Cash provided (used) by Operating Activities and Capital Expenditures	$42	$(32)	$10

Agere Systems Inc.
Unaudited Net Income (Loss) Per Share Guidance

		Quarter Ending
		Mar 31
		2005
Reconciliation of Pro Forma Net Income (Loss) Per Share to Net Income (Loss) Per Share
Pro Forma Net Income (Loss) (High End of Range)		$0.00
Pro Forma Net Income (Loss) (Low End of Range)		($0.02)

Less:	Restructuring related charges included in costs, primarily increased depreciation	0.02
	Restructuring and other charges — net	0.01
	Amortization of acquired intangible assets	0.00
	(Gain) loss on sale of operating assets — net	0.00

		0.03

Net Income (Loss) (High End of Range)		($0.03)
Net Income (Loss) (Low End of the Range)		($0.05)